UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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    Preliminary Proxy Statement

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    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to §240.14a-12

UNION DRILLING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNION DRILLING, INC.
4055 International Plaza, Suite 610, Fort Worth, TX 76109

Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2007 Annual Meeting of Stockholders of Union Drilling, Inc. We will hold the meeting at 10:00 a.m. Central Daylight Savings Time on Tuesday, June 12, 2007 at 4055 International Plaza, Fort Worth, TX 76109.

On the following pages you will find the Notice of Annual Meeting of Stockholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Union Drilling, Inc.

Sincerely,

Thomas H. O’Neill, Jr.	Christopher D. Strong
Chairman of the Board	President and Chief Executive Officer

UNION DRILLING, INC.
4055 International Plaza, Suite 610, Fort Worth, TX 76109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2007

To the Stockholders of Union Drilling, Inc.:

The Board of Directors of Union Drilling, Inc., a Delaware corporation (the ‘‘Company’’ or ‘‘Union’’), hereby gives notice that the 2007 Annual Meeting of Stockholders of the Company (the ‘‘Annual Meeting’’) will be held on June 12, 2007 at 10:00 a.m. Central Daylight Savings Time at 4055 International Plaza, Fort Worth, TX 76109 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.    To elect two Class I directors as members of the Board of Directors of the Company, to serve for a term of three years or until their successors have been elected and qualified;

2.    To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2007; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 20, 2007, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All holders of record of shares of the Company’s Common Stock at close of business on the record date are entitled to vote at the Annual Meeting by sending in the proxy voting form by the specified deadline or by attending the Annual Meeting and casting their vote in person.

BY ORDER OF THE BOARD OF DIRECTORS
A.J. Verdecchia Vice President, Chief Financial Officer, Treasurer and Secretary

May 2, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD BY THE DEADLINE (INDICATED ON THE PROXY CARD) IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

UNION DRILLING, INC.
4055 International Plaza, Suite 610, Fort Worth, TX 76109

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

Union Drilling, Inc., a Delaware corporation (the ‘‘Company’’), is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2007 Annual Meeting of Stockholders to be held on June 12, 2007 at 10:00 a.m. Central Daylight Savings Time, at 4055 International Plaza, Fort Worth, TX 76109, and at any adjournments or postponements thereof (the ‘‘Annual Meeting’’). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about May 2, 2007.

Only holders of the Company’s common stock, par value $0.01 per share (the ‘‘Common Stock’’) as of the close of business on April 20, 2007 (the ‘‘Record Date’’) are entitled to vote at the Annual Meeting. Stockholders who hold shares of Common Stock in ‘‘street name’’ may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were 21,574,372 shares of Common Stock outstanding.

A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting and broker non-votes, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

Registration and seating will begin at 9:30 a.m. All stockholders attending the Annual Meeting will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received that does not specify a vote or an abstention and is not revoked prior to exercise, the shares represented by that proxy card will be voted as recommended by the Board of Directors as follows:

FOR the election of the director nominees.

FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.

The Company does not anticipate, as of the date hereof, any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, to the extent allowed under Delaware law, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Delaware law, if a quorum exists at the Annual Meeting, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked ‘‘Withhold authority’’ with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ‘‘Abstain’’ with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

The Company requests that brokerage firms, bank nominees and other institutions that act as nominees or fiduciaries for owners of Common Stock, forward this Proxy Statement and proxies to persons for whom they hold shares and obtain authorization for the execution of proxies. If shares are held in the name of a brokerage firm, bank or nominee, only the brokerage firm, bank or nominee can sign a proxy with respect to stockholders’ shares. Accordingly, such stockholder will not be able to vote their shares in person should they attend the Annual Meeting. Instead, the stockholder should contact the person responsible for their account and give instructions for a proxy representing their shares to be signed and voted as directed.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count ‘‘For’’ and ‘‘Withhold’’ and, with respect to any proposals other than the election of directors, ‘‘Against’’ votes, abstentions and broker non-votes. A ‘‘broker non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as ‘‘Against’’ votes. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved.

If a stockholder’s shares are held by a broker, bank or other agent as nominee (that is, in ‘‘street name’’), the stockholder must obtain a proxy form from the institution that holds such shares and follow the instructions included on that form regarding how to instruct the broker, bank or other agent to vote such shares. If the stockholder does not give instructions to the broker, bank or other agent, they can vote such shares with respect to certain routine items, such as Proposal 1, the election of directors, but not with respect to other items. On non-routine items for which the stockholder does not give instructions to the broker, bank or other agent, the shares will be treated as broker non-votes.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the Annual Meeting.

The proxy card accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed with this Proxy Statement for each stockholder.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of seven directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, the Board of Directors of the Company is divided into three classes serving staggered terms, with the Class I directors serving an initial term of one year expiring at the Company’s 2007 Annual Meeting of Stockholders, the Class II directors serving an initial term of two years expiring at the Company’s 2008 Annual Meeting of Stockholders, and the Class III directors serving an initial term of three years expiring at the Company’s 2009 Annual Meeting of Stockholders. Upon expiration of the initial term of each class of directors, the directors of such class shall be elected for further terms of three years. The Corporate Governance and Nominating Committee has recommended that each of the incumbent Class I directors, Messrs. T.J. Glauthier and Howard I. Hoffen, be nominated to stand for re-election as a Class I director, to serve a term of three years. All Class I directors so elected will hold office until the 2010 Annual Meeting of Stockholders at which their terms expire and the election and qualification of their successors. Both of the nominees are currently serving as Class I directors of the Company and have indicated that they are willing and able to continue to serve as directors of the Company.

Directors are elected by a plurality of votes cast at the Annual Meeting; any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy form for withhold authority. All proxies received by the Board of Directors will be voted FOR the nominees set forth below if no direction to the contrary is given. Each of the nominees has consented to serve if elected. In the event that any nominee is unable or declines to serve, the proxies will be voted for the election of any alternate nominee who is designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The nominees for Class I directors to serve until the 2010 Annual Meeting of Stockholders are T.J. Glauthier and Howard I. Hoffen. The Board of Directors has nominated both such directors to stand for re-election as Class I members of the board. The Board of Directors has affirmatively determined that each of the nominees qualifies for re-election under the criteria for evaluation of directors described under ‘‘Minimum Qualifications for Director Nominees and Board Member Attributes’’ on pages 8 and 9 of this Proxy Statement. In addition, the Board of Directors has determined that each nominee qualifies as independent under applicable regulations. See ‘‘Director Independence’’ on page 9 of this Proxy Statement.

Biographical information regarding each nominee is set forth in the section entitled ‘‘Management of the Company — Executive Officers and Directors’’ below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ BOTH NOMINEES AS CLASS I MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

In April 2007, the Board of Directors determined that the annual selection of the independent auditors would be submitted to the Company’s stockholders for ratification. The Board selected Ernst & Young LLP to serve as the Company’s independent auditors for 2007, subject to ratification by the Company’s stockholders. Ernst & Young LLP served as the Company’s independent auditors in 2006.

One or more representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the stockholders that voted for or against or expressly abstained from voting is necessary to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of the selection of the Company’s independent auditors. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the ratification of the selection of Ernst & Young LLP as independent auditors. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors, and a broker non-vote will not have any effect on the vote.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

MANAGEMENT OF THE COMPANY

The members of the Board of Directors and the executive officers of the Company are identified below:

Name	Age	Position with the Company
Christopher D. Strong	48	President and Chief Executive Officer
A.J. Verdecchia	40	Vice President, Chief Financial Officer, Treasurer and Secretary
Dan E. Steigerwald	65	Vice President
Thomas H. O’Neill, Jr.(1)	65	Chairman of the Board (non-executive) (Class II)
Howard I. Hoffen	43	Director (Class I)
Gregory D. Myers(1)(2)	36	Director (Class II)
Thomas M. Mercer(1)(2)(3)	63	Director (Class II)
M. Joseph McHugh(3)	69	Director (Class III)
T.J. Glauthier(2)	63	Director (Class I)
Ronald Harrell(3)	72	Director (Class III)

(1)	Member of Compensation Committee.
(2)	Member of Corporate Governance and Nominating Committee.
(3)	Member of Audit Committee.

Executive Officers and Directors

Christopher D. Strong became the Company’s President and Chief Executive Officer on April 1, 2004. From June 1, 2003 to April 1, 2004, Mr. Strong served as Union’s President and Treasurer. From May 1999 to June 1, 2003, he served as the Company’s Vice President and Chief Financial Officer. He has over 16 years experience in the oil and natural gas industry. From 1994 until he joined Union, he served in various capacities at Hvide Marine, a marine oilfield service company, most recently as Vice President-Finance and Treasurer. From 1990 through 1994, Mr. Strong was Treasurer of Port Everglades, a seaport with one of the largest non-refinery petroleum tank farms in the country. He is a graduate of Vassar College, and received an M.A. from the University of Pennsylvania and an M.B.A. in finance from the Wharton School in 1986. Prior to his graduate studies, Mr. Strong served as an officer in the US Navy.

A.J. Verdecchia became the Company’s Chief Financial Officer, Treasurer and Secretary on April 1, 2007. From May 2006 to March 2007, he served as the company’s Corporate Controller. Mr. Verdecchia has over 18 years of financial management experience and served in various accounting, treasury, and planning capacities. From November 2005 to May 2006, Mr. Verdecchia served as Director of Finance & Operations at Citrix Systems, Inc. From April 2004 to November 2005, Mr. Verdecchia served as a Controller at Coherent, Inc. From April 2001 to April 2004, Mr. Verdecchia served as Treasurer at Lumenis Inc. (formerly Coherent Medical Division). He also served as Manager — Finance at Hvide Marine, Inc. and Internal Auditor at General Motors Acceptance Corporation. Mr. Verdecchia holds a B.S. degree in Finance from the University of Maryland and an M.B.A. from Florida Atlantic University. He also has a C.P.A. certification.

Dan E. Steigerwald served as the Company’s Vice President, Chief Financial Officer and Secretary from June 1, 2003 until March 31, 2007, and as the Company’s Treasurer from August 3, 2005 until March 31, 2007. Since April 1, 2007, he has served as Vice-President of the Company. From January 2000 to June 1, 2003 he served as the Company’s Controller. He has over 30 years of financial experience, including over 20 years in the oil and natural gas industry. He was Vice President and Chief Financial Officer of Omega Environmental, a Seattle-based environmental/construction company, from 1994 to March 1997. He also worked from 1981 to 1992 at Smith International, a worldwide supplier of oilfield products and services. During his fifteen years with Smith, he served in various financial capacities, including Vice President, Chief Financial Officer and Controller from 1989 to 1992. Mr. Steigerwald is a C.P.A. He received a Bachelor’s degree from Pennsylvania State University in 1964 and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College in 1970.

Thomas H. O’Neill, Jr. has served as the Chairman of the Board of Union since the Company’s inception in October 1997. He has over 33 years of domestic and international experience in the field of petroleum exploration and financing. Mr. O’Neill served on Governor Cuomo’s Advisory Board for Oil, Gas and Solution Mining for the State of New York from 1981 to 1986, served on the New York State Banking Board from 1994 to 1997, and served on the New York State Dormitory Authority Board, as its Vice Chairman from 1999 to 2004. He is a director of several private companies. Mr. O’Neill is a graduate of Canisius College, Buffalo, New York.

Howard I. Hoffen has been a director of Union since December 1997. Mr. Hoffen is currently the Chairman and Chief Executive Officer of Metalmark Capital LLC, and has served in such capacity since its formation in 2004. Mr. Hoffen served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, and joined Morgan Stanley in 1985. Mr. Hoffen also serves as a director on the boards of Enersys, Catalytica Energy Systems, Inc. and several private companies. Mr. Hoffen has a B.S. from Columbia University and an M.B.A. from the Harvard Business School.

Gregory D. Myers has been a director of Union since May 1999. Mr. Myers is a Managing Director of Metalmark Capital LLC and joined Metalmark at its inception in 2004. Mr. Myers was previously a Vice President of Morgan Stanley Capital Partners. He joined Morgan Stanley in September 1998. Mr. Myers serves on the Board of several private companies. He has a B.S. from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

Thomas M. Mercer, Jr. has been a director of Union since January 2006. He has been a partner at Ceres Capital Partners since 1995. Mr. Mercer is a graduate of Harvard College.

M. Joseph McHugh has been a director of Union since February 2006. Mr. McHugh served as one of five members of the office of Chief Executive from October 2000 to October 2001 and Acting Chief Financial Officer from November 1999 to May 2000 of Pillowtex Corporation, a home textiles manufacturer. Pillowtex Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in November 2000. Mr. McHugh served in successive financial executive positions and as President and Chief Operating Officer at Triangle Pacific Corp, a manufacturer of hardwood flooring and kitchen and bathroom cabinets, from 1976 to 1998. Mr. McHugh is a director and Chairman of the Governance Committee of Lone Star Technologies, Inc., a New York Stock Exchange-listed company and a director and Chairman of the Audit Committee of PGT, Inc., a publicly-traded company listed on NASDAQ. Mr. McHugh received a Bachelor’s degree from Dartmouth College in 1960 and a M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College in 1961.

T.J. Glauthier has been a director since April 3, 2006. Mr. Glauthier has been the President of TJG Energy Associates, LLC, a California based energy consulting firm since 2005. From 2001 to 2004, Mr. Glauthier served as the President and Chief Executive Officer of Electricity Innovation Institute, a not-for-profit affiliate of the Electric Power Research Institute. From 1999-2001, Mr. Glauthier served as the Deputy Secretary and Chief Operating Officer of the U.S. Department of Energy. From 1993 to 1998, he served as the Associate Director for Natural Resources Energy and Science at the U.S. Office of Management and Budget. Mr. Glauthier is a graduate of Claremont McKenna College and received an M.B.A. from the Harvard Business School.

Ronald Harrell has been a director since August 9, 2006. Mr. Harrell joined Ryder Scott Co. as a reservoir engineer in 1968 and became vice-president in 1998. Mr. Harrell served as the Chairman and Chief Executive Officer of Ryder Scott Co. from May 2000 to January of 2006. Mr. Harrell is the past chairman of the Society of Petroleum Engineers Oil and Gas Reserves Committee. Now he is an observer on that committee.

There are no family relationships among any of the Company’s directors or executive officers.

BOARD MEETINGS AND COMMITTEES

During fiscal 2006, the Company’s Board of Directors held five meetings and acted by unanimous written consent on five occasions. There are three standing committees of the Board of Directors: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During 2006, the Audit Committee met five times. The Compensation Committee met three times and acted by unanimous written consent on one occasion. The Corporate Governance and Nominating Committee met three times and acted by unanimous written consent on two occasions. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee attended all the meetings of such committee.

Audit Committee.    On January 1, 2006, the Audit Committee was comprised of John J. Moon (Chairman), Thomas M. Mercer and Thomas H. O’Neill, Jr. On February 15, 2006, M. Joseph McHugh was appointed to the Audit Committee to replace Thomas H. O’Neill, Jr. Mr. McHugh was appointed Chairman of the Audit Committee on such date in place of Mr. Moon. On August 9, 2006, Mr. Moon resigned from the Audit Committee and was replaced by Ronald Harrell. As a recent public company, the Company has relied upon certain Securities and Exchange Commission (‘‘SEC’’) and NASDAQ exemptions (including SEC Rule 10A-3(b)(1)(iv)(A)) allowing one of the members of the Audit Committees to be exempt from the SEC’s and NASDAQ’s independent requirements for a period of one year from the Company’s initial public offering. The Company does not believe such reliance has materially affected the ability of the Audit Committee to act independently. Mr. Moon did not meet the independence requirements of SEC Rule 10A-3 or the listing standards of the NASDAQ Stock Market for audit committee members. Each of Messrs. McHugh, O’Neill, Harrell and Mercer, do meet such independence requirements. The Board of Directors has determined that the Company’s reliance on the exemptions from the SEC requirements relating to the independence of audit committee members with respect to Mr. Moon has not materially adversely affected the ability of the Audit Committee to act independently and satisfy the other requirements of SEC Rule 10A-3. Each member of the Audit Committee is ‘‘financially literate’’ as the Board of Directors, in its business judgment, interprets such qualification. Both Mr. McHugh and Mr. Moon are qualified as an ‘‘audit committee financial expert’’ within the meaning of SEC regulations. Mr. McHugh has earned an M.B.A. with a major in finance and accounting from the Amos Tuck School of Business and Administration at Dartmouth College. Mr. McHugh has served as the acting Chief Financial Officer of Pillowtex Corporation, a public company, from November 1999 to May 2000. Prior to this, he served as the Chief Financial Officer of Triangle Pacific Corp from 1976 to 1993, while it was both a private and a public company. In both positions, Mr. McHugh was responsible for all finance and accounting activities and supervision thereof. Mr. McHugh served as the Chair of the Audit Committee of Lone Star Technologies, Inc., a public company, from 2001 to 2006 and served as a member of the Audit Committee of Pillowtex Corporation from 1994 to 1997. Mr. McHugh currently serves as the Chair of the Audit Committee of PGT, Inc., a publicly-traded company listed on NASDAQ. Mr. Moon has earned an A.B. in Economics from Harvard College and an A.M. and Ph.D. in Business Economics from Harvard University. Mr. Moon has experience assessing the performance of companies with respect to the evaluation of financial statements in connection with his investment banking service as a Vice-President at Goldman Sachs, and as Managing Director at Morgan Stanley Capital Partners and Metalmark Capital LLC. The Board of Directors has determined, in the exercise of its business judgment, that each of Messrs. McHugh and Moon has accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ Stock Market. The Audit Committee, among other responsibilities, recommends the hiring of the Company’s independent auditors, reviews the functions of management and the Company’s independent auditors pertaining to the Company’s audits and the preparation of the Company’s financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee. The Audit Committee is governed by a charter adopted by the Board of Directors on August 3, 2005 and amended November 2006 and April 2007. You can also obtain a copy of this charter by requesting a copy from the Secretary of the Company or by accessing the Company’s website at www.uniondrilling.com. The Audit Committee has performed an annual review and assessment of its charter and determined that no amendments are necessary at this time.

Compensation Committee.    On January 1, 2006, the Compensation Committee was comprised of John J. Moon (Chairman), Gregory D. Myers and Thomas H. O’Neill, Jr. On March 7, 2007, John J. Moon resigned as a director of the Company and from each committee of the Board of Directors on which he served, and Thomas M. Mercer was appointed Chairman of the Compensation Committee. All members of the Compensation Committee have been determined by the Board of Directors to be independent in accordance with the NASDAQ Stock Market listing standards. The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of the Company’s officers and employees. The Compensation Committee has performed an annual review and assessment of its charter and determined that no amendments are necessary at this time. The charter of the Compensation Committee is available on the Company’s website at www.uniondrilling.com or in print to any stockholder who requests it in writing to the Secretary of the Company.

Corporate Governance and Nominating Committee.    On January 1, 2006, the Corporate Governance and Nominating Committee was comprised of John J. Moon (Chairman), Gregory D. Myers and Thomas M. Mercer, Jr. On March 7, 2007, T.J. Glauthier was appointed Chairman of the Corporate Governance and Nominating Committee to replace John J. Moon. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become board members and recommending them to the Board of Directors for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or stockholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee also periodically reviews and makes recommendations to the Board of Directors regarding director compensation. For additional information on the Corporate Governance and Nominating Committee’s processes, see pages 7-9 of this Proxy Statement. All members of the Governance and Nominating Committee have been determined by the Board of Directors to be independent in accordance with the NASDAQ Stock Market listing standards. The charter of the Corporate Governance and Nominating Committee is available on the Company’s website atwww.uniondrilling.com or in print to any stockholder who requests it in writing to the Secretary of the Company.

DIRECTOR NOMINATIONS

General.    The Corporate Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the Board of Directors. In considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials.

The Corporate Governance and Nominating Committee may consider candidates for the Board of Directors from any reasonable source, including from a search firm engaged by the Corporate Governance and Nominating Committee or stockholder recommendations, provided the procedures set forth below are followed. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, the Corporate Governance and Nominating Committee may consider previous experience as a member of a board of directors.

Stockholder Recommendations.    A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Corporate Governance and Nominating Committee in writing at 4055 International Plaza, Suite 610, Fort Worth, TX 76109 with whatever supporting material the stockholder considers appropriate, including (a) the name and address of the stockholder making the recommendation and the number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder; (b) appropriate biographical information and a statement as to the qualifications of the individual being recommended as a potential director; (c) a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended; (d) such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then current SEC rules; and (e) an indication of the individual’s willingness to serve as a director of the Company. A stockholder recommendation should be submitted at least 90 days prior to the one-year anniversary of the last Annual Meeting of Stockholders of the Company. Additional information may be requested from time to time by the Corporate Governance and Nominating Committee from the individual being recommended or the recommending stockholder.

STOCKHOLDER NOMINATIONS FROM THE FLOOR OF THE ANNUAL MEETING

The Company’s Amended and Restated Bylaws provide that any stockholder entitled to vote at an annual stockholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the stockholder must provide to the Company’s Secretary written notice of the stockholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and record address of the stockholder making the nomination and the name, age, principal occupation or employment, and business and residence addresses of the person or persons to be nominated;

•	The class and number of shares of Company stock that each of the nominating stockholder and proposed nominees beneficially owns;

•	Any material interest of the nominating stockholder in such nominations; and

•	Any other information about the nominees that would be required to be disclosed in a proxy statement filed under then current SEC rules.

Any such notice must be sent to: Union Drilling, Inc., Secretary, 4055 International Plaza, Suite 610, Fort Worth, TX 76109. The deadline for receipt of any stockholder nominations for the 2008 Annual Meeting of Stockholders is March 9, 2008.

MINIMUM QUALIFICATIONS FOR DIRECTOR NOMINEES AND
BOARD MEMBER ATTRIBUTES

The Corporate Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors. Those criteria are:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.

2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the Company’s stockholders, as well as its other stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.	It is the objective of the board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.	Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

6.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an ‘‘audit committee financial expert.’’

7.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

8.	New director nominees should be able to and committed to serve as a member of the board for an extended period of time.

9.	While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender or national origin. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board.

10.	Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

PROCESS FOR IDENTIFYING AND EVALUATING NOMINEES

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy the evaluation factors described above. If the Corporate Governance and Nominating Committee determines, in consultation with the Board, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Corporate Governance and Nominating Committee then evaluates the prospective nominee against the criteria set forth above.

The Corporate Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and technical expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Board of Directors, and others, including members of management, as appropriate. At the conclusion of this process, the Corporate Governance and Nominating Committee reaches a conclusion and reports the results of its review to the full Board of Directors. The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors.

The Company has no separate policy with regard to the consideration of any director candidates recommended by security holders. However, the Board will consider director candidates recommended by security holders provided that such nominations are timely made as set forth above under the heading ‘‘DIRECTOR NOMINATIONS — Stockholder Recommendations’’. Any person recommended by a security holder to serve on the Board of Directors will be considered upon the same terms as candidates recommended by any other person. To date, the Company has not received a proposal from a stockholder to nominate a director.

DIRECTOR INDEPENDENCE

On November 22, 2005, the Company’s Common Stock began trading on the NASDAQ Stock Market. In connection with its Common Stock listing, the Company became subject to the listing standards adopted by the NASDAQ Stock Market, including the NASDAQ director independence requirements. The full text of the NASDAQ Stock Market requirements can be found on its website (www.nasdaq.com). Under SEC and NASDAQ regulations, a minority of the members of each of the three committees of the Company’s Board of Directors are exempt from the SEC and NASDAQ independence requirements for a period of one year from the date of the Company’s initial public offering. As of the date hereof, all committee members meet such independence requirements.

Pursuant to the NASDAQ Stock Market requirements, the Board undertook its annual review of director independence in April 2007. During this review, the Board considered transactions and relationships between each director or any member of his immediate family or their respective affiliates and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the NASDAQ Stock Market requirements, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of the Company and its management under the standards set forth in the requirements of the NASDAQ Stock Market. In addition, as further required by the NASDAQ Stock Market listing standards, the Board has made an affirmative determination as to each independent director that no material relationships exist between any non-employee director and the Company which, in the opinion of the Board, would interfere with the exercise of their independent judgment.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in communicating directly with the non-employee directors as a group may do so by writing to: Chairman of the Board of Directors, ℅ Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109, in an envelope marked ‘‘Confidential’’. The Secretary of the Company will promptly forward to the Chairman of the Board of Directors all such correspondence. In addition, if you wish to communicate generally with the Board you may do so by writing to: Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109. The Secretary of the Company reviews all such non-confidential correspondence and regularly forwards to the Board of Directors a summary of all correspondence as well as copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such non-confidential correspondence.

Any stockholder or employee may submit at any time a good faith complaint regarding any accounting, accounting controls, internal controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. All such complaints are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. Confidential, anonymous reports may be made by writing to the Chair of the Audit Committee, ℅ Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109, in an envelope marked ‘‘Confidential’’.

These policies and procedures are not intended to alter or amend the requirements a security holder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors or (3) recommend a candidate for the Board of Directors for consideration by the Corporate Governance and Nominating Committee as set forth in the Company’s Amended and Restated Bylaws, the criteria and procedures regarding director nominations of the Corporate Governance and Nominating Committee and/or Rule 14a-8 of the Securities Exchange Act of 1934 to the extent applicable.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings.

DIRECTOR COMPENSATION

The Board has approved a standard compensation package for outside directors consisting of an annual retainer in the amount of $25,000, a Board attendance fee of $1,000 per Board meeting attended in person and $500 per Board meeting attended via teleconference, an annual retainer for serving as Chair of the Audit Committee in the amount of $10,000, an annual retainer for serving as Chair of either the Compensation Committee or the Corporate Governance and Nominating Committee in the amount of $5,000, a fee of $500 for each Board committee meeting attended in person or by teleconference, reimbursement of reasonable travel expenses to and from Board and Board committee meetings and such periodic grants, if any, of non-statutory stock options as shall be determined from time to time by the Board and/or any appropriate Committee of the Board. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (i) was an officer or employee of the Company or a subsidiary of the Company during 2006, (ii) was formerly an officer of the Company or a subsidiary of the Company or (iii) had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K, except that Mr. O’Neill served as Chief Executive Officer of the Company from September 23, 1997 to October 16, 2000.

During fiscal 2006, none of the Company’s executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s Compensation Committee; (b) a director of another company, one of whose executive officers served on the Company’s Compensation Committee; or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.

STANDARDS OF INTEGRITY

The Company has adopted written Standards of Integrity, which set forth the Company’s standards of expected business conduct and which are applicable to all employees of the Company, including the Chief Executive Officer, the principal financial officer, principal accounting officer or controller, and persons performing similar functions (each a ‘‘Principal Officer’’), as well as the directors of the Company and satisfies the SEC’s definition of a ‘‘Code of Ethics.’’ A copy of the Company’s Standards of Integrity is available on the Company’s website (www.uniondrilling.com). The Company intends to post amendments to or waivers from its Standards of Integrity (to the extent applicable to or affecting any Principal Officer or director) on its website.

TRANSACTIONS WITH RELATED PERSONS

In April 2007, the Board of Directors approved a written policy with respect to transactions between the Company or its subsidiaries and its directors, executive officers, shareholders owning in excess of 5% of the Company’s common stock, and their immediate family members and affiliates involving more than $10,000 in any calendar year. This policy requires approval by the Corporate Governance and Nominating Committee of such transactions or, where advance approval is not feasible, ratification of such transactions by the Corporate Governance and Nominating Committee as soon as practicable, except compensation of executive officers which shall be approved by the Compensation Committee. In reviewing such transactions, the Corporate Governance and Nominating Committee will consider all of the relevant facts and circumstances, including (if applicable) but not limited to, the benefits to the Company, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally. The Corporate Governance and Nominating Committee will approve or ratify only those transactions with related persons that it determines to be in, or not inconsistent with, the best interests of the Company and its stockholders.

Since January 1, 2006, the Company has not entered into, and the Company does not currently propose to enter into, any transaction in which any of the Company’s directors or executive officers, any person known to the Company to own of record or beneficially over 5% of the Company’s Common Stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Thomas H. O’Neill, Jr.
Gregory D. Myers
Thomas M. Mercer

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (‘‘CD&A’’) outlines Union Drilling’s executive compensation programs. It explains how we make executive compensation decisions, the data we use and our reasoning behind the decisions that are made. Following the CD&A are tables and other information that explain the compensation for our Chief Executive Officer, Chief Financial Officer, and our Executive Vice President — Operations. We refer to these individuals herein as our ‘‘named executive officers’’.

We have historically operated our business with a small and tightly integrated management team, who we believe have the skills necessary to address the special requirements of our business. Our compensation system is one important factor in our ability to attract, retain and properly motivate the skilled individuals we need.

I.    Overview of Our Compensation Programs

We have designed our executive compensation programs to reward and retain our senior executives, as well as to encourage management actions that will increase stockholder value. We evaluate compensation levels relative to Company and individual performance and to industry norms to ensure that we maintain our ability to attract and retain outstanding employees in key positions.

The Compensation Committee of the Board (the ‘‘Committee’’) administers our compensation programs for our named executive officers. We set compensation levels, the relative mix of compensation elements, annual incentive opportunities and long term incentive grants based on our assessment of each executive’s position, responsibilities and performance as well as on comparison data derived from information reported in publicly-available proxy statements and market surveys. In 2006, we did not engage the services of an outside compensation consultant. See ‘‘Actions in 2007,’’ below.

Under our system, we expect that our senior executives’ actual total compensation will be directly related to the Company’s operational performance. While certain elements of our programs are quantitative in nature, however, we avoid an expressly formulaic approach to compensation decisions.

We intend that a significant portion of a named executive officer’s total compensation be based on performance. In exercising our judgment with regard to evaluating management performance and making other compensation decisions, we review a variety of factors, including operating performance, execution of the Company’s business strategy and current plan, earnings, progress in implementing business development efforts, market levels of compensation in our industry, and any other factors and circumstances that we believe are pertinent.

II.    Components of Compensation

We provide four compensation components to named executive officers:

•	Base salary,

•	Annual incentive bonus,

•	Stock options, and

•	Benefits

A.    Base Salaries

We establish base salaries for our named executive officers at competitive levels for the respective positions, taking into account their responsibilities and experience. We base salary levels on the market for similar positions in our industry.

In 2006, we made the following salary adjustments:

Named Executive Officer	Salary Adjustment Date	Annual Salary before Adjustment	Salary Adjustment	Annual Salary after Adjustment
Christopher D. Strong	11/26/2006	$250,000	$100,000	$350,000
Dan E. Steigerwald	2/12/2006	150,000	50,000	200,000
J. Michael Poole	7/2/2006	165,000	50,000	215,000

B.    Cash Bonus Program

We award annual bonuses that are tied to our overall financial results as well as the performance of each named executive officer. Our annual incentives are designed to reward generation of net income and positive cash flow and other strategic objectives achieved by executive management.

Our annual incentive plan, as well as our philosophy in administering it as described above, contemplates that the Committee will review the financial performance of the Company and will assess, together with the CEO (except with regard to himself) the named executive officer’s personal performance in determining the bonus paid. All bonuses that were paid for 2006 ranged from 0% to 112% of the named executive officers’ salaries and appear in the ‘‘Bonus’’ column of the Summary Compensation Table on page 15. Mr. Poole resigned effective October 31, 2006 and did not receive an annual bonus for 2006. See footnote 4 to the Summary Compensation Table on page 15 for a description of the payment Mr. Poole received from the Company upon the termination of his employment with the Company.

For fiscal 2006, the bonuses paid to each named executive officer were discretionary and were based on the Compensation Committee’s review of such executive’s role in the accomplishment of certain corporate goals and objectives, including the consummation of the Company’s initial public offering, the relocation and staffing of the Company’s corporate headquarters, the acquisition of other companies in our industry and the integration of the acquired operations, the procurement of new rigs and contracts associated therewith, as well as comparisons with the bonus practices of a selected peer group of public energy services companies of similar size and scope to the Company.

C.    Long-Term Incentives

We grant stock options, which are primarily earned based on service, and in selected cases, performance, as long-term incentives. Certain of Mr. Strong’s options were earned upon his appointment as Chief Executive Officer of the Company, certain of Mr. Steigerwald’s options were earned upon his accomplishment of each of the following goals: (i) training of his successor as Chief Financial Officer; (ii) overseeing the successful compliance by the Company with the Sarbanes-Oxley legislation with respect to the Company’s Annual Report and Form 10-K for 2006, and (iii) completion of the 2006 year-end closing, and overseeing the audit of the Company’s accounts and financial statements for the year ended 2006, and certain of Mr. Verdecchia’s options were earned upon his appointment as Chief Financial Officer of the Company.

We award equity-based long-term incentives because we believe that such awards link management’s risk and investment decisions with shareholders’ interests, and promote retention, stability and corporate loyalty among our named executive officers. In determining to grant options, the Company considered a number of factors including the accounting impact and the potential value of an option grant versus other equity instruments. Stock options also provide an opportunity for equity ownership by executives. As options are inherently tied to the performance of our stock, we believe that a vesting schedule primarily based on continued service is appropriate to meet the desire both for retention and for performance incentive.

We determine stock option award levels based on market data and recipients’ positions within the Company. We made no stock option awards to the named executive officers in 2006.

To date, we have not established regularly recurring dates or procedures for option grants. Rather, we grant options in connection with new hires, promotions and significant events such as our Initial Public Offering. We have granted all of our options with exercise prices not less than the fair market value on the date of grant and have expensed these awards in accordance with the applicable accounting requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (‘‘SFAS 123(R)’’).

D.    Benefits

Named executive officers are eligible to participate in our standard medical, dental, disability insurance, life insurance plans and other benefits provided to other full time employees.

Retirement Benefits

Our retirement savings plans help our employees prepare for retirement. Our objectives with regard to retirement savings plans are to provide a tax efficient retirement savings opportunity that is competitive when compared to similarly sized companies within general industry and that is designed with simple and straightforward terms to enable participants to maximize the value they receive. We maintain a defined contribution 401(k) plan. We do not maintain a defined benefit type retirement plan.

III.    Employment Agreements and Post Termination Compensation

We do not maintain employment agreements with our named executive officers, all of whom are employees ‘‘at will.’’ However, following a change in control of the Company, if the named executive officer’s employment is terminated under certain conditions, such as involuntary termination without ‘‘cause’’ (as defined in such officer’s option agreement), or termination by the named executive officer for ‘‘good reason’’ (as defined in such officer’s option agreement), all of the stock options granted to the named executive officer will become immediately exercisable. We believe this protection is appropriate to enable the named executive officer to realize any value then accrued in his options as a result of his efforts to that time.

IV.    Impact of Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year.

‘‘Performance based’’ compensation which meets certain requirements imposed by Section 162(m) is not subject to the limitations on deductibility. While we endeavor to structure compensation so as to qualify for deductibility, we may authorize compensation that may not be deductible when we believe such nondeductible compensation is warranted and the value of the lost deduction is not material.

V.    Role of Named Executive Officers in Determining Compensation

The Committee often invites the CEO to be present at Committee meetings at which it discusses and evaluates executive compensation and Company performance. The Committee solicits the CEO’s input and insight, suggestions or recommendations regarding executive compensation during these meetings and at other times. However, the Committee makes all determinations regarding executive compensation of the named executive officers.

The Committee meets with the CEO to discuss his own compensation package, but ultimately makes all decisions regarding the CEO’s compensation solely based upon the Committee’s deliberations. The Committee makes decisions regarding other named executive officers considering recommendations from the CEO.

VI.    Actions in 2007

The Committee engaged the services of Frederick W. Cook & Co. Inc. (‘‘FWC’’), an executive compensation consultant, in 2007. FWC, at the request of the Compensation Committee, will undertake a comprehensive review of our current compensation practices, policies and procedures and work with the Compensation Committee to implement any changes that may be appropriate given the current environment and peer practices.

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to named executive officers for services rendered to us during the most recent fiscal year. As of December 31, 2006, the Company had no executive officers other than our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher D. Strong President and Chief Executive Officer	2006	$267,308	$300,000	—	$474,465	$5,936	$1,047,709
Dan E. Steigerwald Vice President, Chief Financial Officer, Treasurer and Secretary	2006	190,385	80,000	—	346,035	16,518	632,938
J. Michael Poole(5) Executive Vice President – Operations	2006	160,788	—	—	203,754	115,358	479,900

(1)	Reflects salary paid in 2006.
(2)	Reflects bonus earned in 2006.
(3)	Reflects the compensation expense recognized in our financial statements for the 2006 fiscal year for stock options granted under our Amended and Restated 2000 Stock Option Plan and 2005 Stock Option Plan to our named executive officers. Compensation expense was computed in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 2 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	Includes (a) relocation reimbursement for Messrs. Steigerwald ($12,500) and Poole ($13,750), (b) company vehicle allowance for Messrs. Strong ($3,386) and Steigerwald ($2,095), (c) separation pay for Mr. Poole ($100,000) and (d) matching company contributions to our 401(k) defined contribution plan for Messrs. Strong ($2,550), Steigerwald ($1,923) and Poole ($1,607).
(5)	Mr. Poole resigned effective October 31, 2006.

Grants of Plan-Based Awards

No grants were issued in 2006 to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to outstanding equity awards granted to the named executive officers at fiscal year end December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Christopher D. Strong	132,958	—		$2.51	5/13/2009
	78,945	49,361	(1)	3.80	6/1/2013
	86,460	98,722	(2)	3.80	6/1/2013
	29,616	88,850	(3)	14.00	10/6/2015
Dan E. Steigerwald	—	6,582	(1)	3.80	6/1/2013
	9,872	29,617	(3)	14.00	10/6/2015
	16,453	49,361	(4)	14.00	10/6/2015
J. Michael Poole	—	—		—	—

(1)	Remaining stock options vest on June 1, 2007.
(2)	50% of stock options vested on April 1, 2007; 50% of stock options vest on April 1, 2008.
(3)	33 1/3% of stock options vest on October 6, 2007; 33 1/3% of stock options vest on October 6, 2008; and 33 1/3% of stock options vest on October 6, 2009.
(4)	Remaining stock options vested April 6, 2007.

Stock Option Exercises

The following table provides certain information with respect to the exercise of stock options held by our named executive officers during fiscal year 2006.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Christopher D. Strong(1)	81,400	$894,584
Dan E. Steigerwald(2)	61,864	684,672
J. Michael Poole(3)	152,083	1,634,190

(1)	Mr. Strong exercised the following stock options under a Rule 10b5-1 trading plan: 20,000 stock options on September 1, 2006, with an exercise price of $3.80 and fair market value of $14.60; 20,000 stock options on November 9, 2006, with an exercise price of $3.80 and fair market value of $14.56; 20,000 stock options on December 11, 2006, with an exercise price of $3.80 and fair market value of $14.56; 20,000 stock options on December 14, 2006, with an exercise price of $3.80 and fair market value of $15.40; and 1,400 stock options on December 15, 2006, with an exercise price of $3.80 and fair market value of $15.31.

(2)	Mr. Steigerwald exercised the following stock options under a Rule 10b5-1 trading plan: 18,000 stock options on August 2, 2006, with an exercise price of $3.80 and fair market value of $15.60; 15,000 stock options on August 31, 2006, with an exercise price of $3.80 and fair market value of $14.57; 21,700 stock options on December 11, 2006, with an exercise price of $3.80 and fair market value of $14.57; 3,700 stock options on December 12, 2006, with an exercise price of $3.80 and fair market value of $14.56; and 3,464 stock options on December 13, 2006, with an exercise price of $3.80 and fair market value of $14.58.
(3)	Mr. Poole exercised the following stock options under a Rule 10b5-1 trading plan: 36,800 stock options on June 1, 2006, with an exercise price of $3.80 and fair market value of $14.70; 111,283 stock options on June 2, 2006, with an exercise price of $3.80 and fair market value of $14.85; 2,500 stock options on November 13, 2006, with an exercise price of $14.00 and fair market value of $14.75; and 1,500 stock options on November 15, 2006, with an exercise price of $14.00 and fair market value of $14.75.

Nonqualified Deferred Compensation

There was no nonqualified deferred compensation in 2006 for named executive officers.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Death

In the event of the death of a named executive officer, vested stock options may be exercised by the named executive officer’s beneficiary under the Plan within 12 months after the named executive officer’s death.

Payments Made Upon Disability

In the event of disability of a named executive officer, vested stock options may be exercised by the named executive officer within 12 months after the date of termination of employment due to such disability.

Payments Made Upon Termination Without Cause or Retirement

In the event of termination by the Company without cause or retirement of a named executive officer, vested stock options may be exercised by the named executive officer within three months after the date of termination of employment.

Payments Made Upon Termination With Cause or Resignation

In the event of termination by the Company with cause or resignation (other than upon retirement) of a named executive officer, vested stock options automatically expire as of the date of termination.

Payments Made Upon a Change in Control

Following a change in control of the Company, in the event a named executive officer is terminated by the Company without ‘‘cause’’ (as defined in such officer’s option agreement) or by the named executive officer for ‘‘good reason’’ (as defined in such officer’s option agreement), all of the stock options granted to the named executive officer shall become immediately exercisable.

The following table estimates the amount of compensation payable to each of our named executive officers upon death, disability, retirement, termination without cause, termination with cause, resignation or change in control, in each case effective as of December 31, 2006. The actual amount of compensation payable to each of our named executive officers can only be determined at the time of his separation from the Company.

	Death, Disability, Retirement, Termination Without Cause(1)	Change in Control(2)
Christopher D. Strong	$3,241,057	$4,770,458
Dan E. Steigerwald	2,106	76,087
J. Michael Poole	—	—

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2006 ($14.08) on all stock options vested and exercisable as of December 31, 2006.
(2)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2006 ($14.08) on all stock options exercisable, assuming acceleration of vesting, as of December 31, 2006.

Director Compensation

The following table lists the 2006 non-management director compensation which is comprised of:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)
Thomas H. O’Neill, Jr.	$—	—	$—
Howard I. Hoffen	—	—	—
Gregory D. Myers	—	—	—
John J. Moon	—	—	—
Thomas M. Mercer	32,000	—	12,520
M. Joseph McHugh	41,000	—	11,335
T.J. Glauthier	22,250	—	10,634
Ronald Harrell	14,000	—	1,960

(1)	Reflects fees earned by our non-employee directors in 2006. The independent board members each earn $25,000 as an annual retainer. The Chairman of the Audit Committee also earns an additional $10,000 per year, and the Chairmen of the Compensation Committee and the Corporate Governance and Nominating Committee each also earn an additional $5,000 per year. The annual retainer is paid and pro-rated quarterly. All independent board members also earn $1,000 for each board meeting attended in person or $500 for telephonic participation and $500 for each committee meeting attended in person or by telephone.
(2)	Reflects the compensation expense recognized in our financial statements for the 2006 fiscal year for stock options granted under our 2005 Stock Option Plan to our non-management directors. Compensation expense was computed in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 2 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of April 20, 2007 by (a) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company, (b) each director of the Company, (c) the Company’s Chief Executive Officer and each other Named Officer and (d) all directors and executive officers of the Company as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information. Unless otherwise indicated, each of these stockholders has sole voting and investment power with respect to the shares beneficially owned.

As of April 20, 2007, there were 21,574,372 shares of the Company’s Common Stock issued and outstanding. The number of shares and the percentage of class beneficially owned by the persons named in the table and by all executive officers and directors of the Company as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares that are subject to issuance upon exercise of options and/or warrants within 60 days of such date.

Officers, directors and principal stockholders	Amount and nature of beneficial ownership(1)	Percent owned
Union Drilling Company LLC	7,955,395(2)	36.9%
Wolf Marine S.A.	2,078,359(3)	9.6%
T. Rowe Price Associates, Inc.	1,981,000(4)	9.2%
Wellington Management. Company, LLP	1,932,200(5)	9.0%
Luther King Capital Management Corporation	1,763,224(6)	8.2%
Christopher D. Strong	386,701(7)	1.8%
A. J. Verdecchia	12,500(8)	*
Dan Steigerwald	82,268(9)	*
Thomas H. O’Neill, Jr.	—(10)	—
Howard I. Hoffen	7,955,395(11)	36.9%
Gregory D. Myers	7,955,395(11)	36.9%
Thomas M. Mercer	1,875(12)	*
M. Joseph McHugh	1,875(13)	*
T.J. Glauthier	1,875(14)	*
Ronald Harrell	—(15)	—
All officers and directors as a group (10 persons)	8,442,489(16)	38.3%

*	Less than 1%.
(1)	The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.
(2)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007 by Union Drilling Company LLC (‘‘UDC LLC’’), Morgan Stanley Capital Partners III, L.P. (‘‘MSCP III’’), MSCP III Investors, L.P. (‘‘MSCP 892’’), Metalmark Capital LLC (‘‘Metalmark’’), Morgan Stanley Capital Investors III, L.P. ‘‘MSCI’’), MSCP III, LLC (‘‘MSCP LLC’’) and Morgan Stanley Capital Partners III, Inc. (‘‘MSCP, Inc.’’). UDC LLC reported it had sole voting and dispositive power over 7,955,395 shares and no shared voting or dispositive power. MSCP III reported it had indirect shared voting and dispositive power over 5,239,757 shares by virtue of its direct ownership interest in UDC LLC and no sole voting or dispositive power. MSCP 892 reported it had indirect shared voting and dispositive power over 536,328 shares by virtue of its direct ownership interest in UDC LLC and no sole voting or dispositive power. Metalmark reported it had indirect shared voting and dispositive power over the 5,776,085 shares reported indirectly beneficially owned by MSCP III and MSCP 892. MSCI reported it had indirect shared voting and dispositive power over 146,615 shares by virtue of its direct ownership of UDC LLC and no sole voting or dispositive power. MSCP LLC and MSCP, Inc. each reported it had indirect shared voting and dispositive power over the 146,615 shares reported indirectly beneficially owned by MSCI. The address for UDC LLC is c/o Metalmark Management LLC, 1177 Avenue of the Americas, 40th Floor, New York, NY 10036. The address of each of MSCP III, MSCP 892, MSCI, MSCP LLC and MSCP, Inc. is 121 Avenue of the Americas, New York, NY 10020. The address of Metalmark is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036.

(3)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2006 by Wolf Marine S.A. (‘‘WM’’). WM reported sole voting and dispositive power over 2,078,359 shares and no shared voting or dispositive power. The address of WM is c/o Byzantine Maritime Corporation, 8, Korytsas and Grammou Streets, Kifisia 14561, Athens, Greece.
(4)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. (‘‘TRP’’), a registered investment adviser. TRP reported sole voting power over 372,900 shares, sole dispositive power over 1,981,000 shares and no shared voting or dispositive power. These securities are owned by various individual and institutional investors, which TRP serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, TRP is deemed to be a beneficial owner of such securities; however, TRP expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for TRP is 100 E. Pratt Street, Baltimore, MD 21202.
(5)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2007 by Wellington Management Co., LLP (‘‘WMC’’). WMC reported that in its capacity as investment advisor it held shared voting power over 1,046,200 shares and shared dispositive power over 1,932,200 shares held of record by its clients and no sole voting or dispositive power. WMC reported that its clients have the right to receive dividends from as well as the proceeds from the sale of such securities. The address for WMC is 75 State Street, Boston, MA 02109.
(6)	This information is based solely on a Schedule 13G filed with the SEC on February 2, 2007 by Luther King Capital Management Corporation (‘‘LKC’’), an investment advisor. LKC reported sole voting and dispositive power over 1,763,224 shares and no shared voting or dispositive power. The address of LKC is 301 Commerce Street, Suite 1600, Fort Worth, TX 76102.
(7)	Consists of 386,701 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 138,211 shares issuable pursuant to options to purchase common stock not exercisable until after that period. In September 2000, Mr. Strong was granted 300 units of Truncheon Investors, L.L.C., a member of UDC LLC. If UDC LLC were to distribute the common stock of Union that it owns to the members of UDC LLC, Truncheon Investors, L.L.C. would be entitled to a share of that common stock, based upon the value of the common stock distributed and the date of distribution. If the common stock of Union owned by UDC LLC had been distributed on March 30, 2007 and the value of those shares had been determined to be $112,966,608 (based upon the closing price of the Company’s Common Stock on the NASDAQ National Market on such date of $14.20 (the ‘‘Assumed Price’’)), Mr. Strong would have been entitled to 14,581 shares of common stock. Mr. Strong has no control over the timing of any such distribution or over whether any such distribution is made. The aggregate of all such shares, 401,282 shares, is equal to 1.8% of the total issued and outstanding shares of the Company’s common stock as of April 20, 2007.
(8)	Consists of 12,500 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 87,500 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(9)	Consists of 82,268 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 29,617 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(10)	Does not include the shares to which Mr. O’Neill may be entitled by virtue of his interest in UDC LLC, including an interest in Truncheon Investors, L.L.C., which he holds through Somerset Capital Partners. See Note 7 above regarding Truncheon. If the common stock of Union owned by UDC LLC had been distributed on March 30, 2007 and the value of those shares had been determined to be $112,966,608 (based upon the Assumed Price), Mr. O’Neill would have been entitled to 490,920 shares of common stock. Mr. O’Neill’s wife also has an interest in UDC LLC and would have been entitled to 38,663 shares of common stock. Mr. O’Neill disclaims beneficial ownership in the shares owned by his wife. The aggregate of such shares, 529,583 shares, is equal to 2.4% of the total issued and outstanding shares of the Company’s common stock as of April 20, 2007.
(11)	A majority of the ownership interests in UDC LLC are owned by MSCP III and related private equity funds (collectively, the ‘‘Funds’’). UDC LLC is controlled by a board of representatives, the members of which include Messrs. Hoffen and Myers, who, as representatives of the Funds, control a majority of the voting rights on the board of representatives. Messrs. Hoffen and Myers disclaim beneficial ownership of the shares owned by UDC LLC.
(12)	Consists of 1,875 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 5,625 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(13)	Consists of 1,875 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 5,625 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(14)	Consists of 1,875 shares issuable pursuant to options to purchase common stock exercisable within 60 days of the date hereof. Does not include 5,625 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(15)	Does not include 7,500 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.
(16)	Includes an aggregate of 487,094 shares issuable pursuant to options to purchase common stock granted to officers and directors that are either presently exercisable or that become exercisable within 60 days of the date hereof. Does not include 279,703 shares issuable pursuant to options to purchase common stock not exercisable until more than 60 days after the date hereof.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is comprised of the three directors named below. The Audit Committee of the Board of Directors is responsible for the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, in its capacity as a committee of the Board of Directors, is also responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting), and each such registered public accounting firm must report directly to the Audit Committee. The Board of Directors has determined that all three members of the Audit Committee are independent in accordance with NASDAQ Stock Market listing standards and are financially literate, as required by such requirements, as such qualification is interpreted by the Board of Directors in its business judgment. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.uniondrilling.com.

The Company, not the Audit Committee or the independent auditors, is responsible for the preparation of its financial statements and its operating results and for the appropriate safekeeping of the Company’s assets. The independent auditor’s responsibility is to attest to the fair presentation of the financial statements. The role of the Audit Committee is to be satisfied that both the Company and the independent auditors discharge their respective responsibilities effectively. However, no member of the Audit Committee is professionally engaged in the practice of accounting or auditing of the Company’s accounts, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee has discussed significant accounting policies applied in the Company’s audited financial statements, as well as alternative treatments. Management has represented that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements, the Company’s internal accounting controls and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, ‘‘Communication with Audit Committees’’, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended, ‘‘Independence Discussions with Audit Committees,’’ and discussed with the Audit Committee their independence from the Company. The Audit Committee has reviewed, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services. The Audit Committee has concluded that the provision of the non-audit services listed in the table under the caption ‘‘Audit and Non-Audit Fees’’ below is compatible with maintaining the independence of Ernst & Young LLP.

Based on its review and these meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. In addition, the Audit Committee has approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditor for 2007.

M. Joseph McHugh, Chairman
Thomas M. Mercer
Ronald Harrell

AUDIT AND NON-AUDIT FEES

In accordance with the rules of the SEC, the following chart outlines fees pertaining to the years ended December 31, 2006 and December 31, 2005 by Ernst & Young LLP:

Services Performed	2006	2005
Audit Fees(1)	$715,700	$270,000
Audit-Related Fees(2)	—	1,319,000
Tax Fees(3)	62,349	35,000
All Other Fees(4)	—	—
Total Fees	$778,049	$1,624,000

NOTES TO PRECEDING TABLE

(1)	Audit fees represent fees billed for professional services provided in connection with the audit of the Company’s annual financial statements and management’s assessment of internal controls included in the Company’s annual report filed on form 10-K. Services also include reviews of the Company’s quarterly financial statements filed on Form 10-Q.
(2)	The significant majority of these fees relate to the filing of Form S-1 with the Securities and Exchange Commission related to the Company’s initial public offering including audits of acquired company financial statements, comfort procedures, and related consultation and advice.
(3)	Tax fees principally represent fees billed for tax preparation, tax advice and tax planning services. These tax fees related to preparation of Federal and state income tax returns.
(4)	All other fees principally would include fees billed for products and services provided by the accountant, other than the services reported under the three captions above.

AUDIT COMMITTEE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Prior to April 2006, the Audit Committee had not formally adopted any pre-approval policies and procedures relating to the provision of audit and non-audit services by the Company’s independent auditors, Ernst & Young LLP. In April 2006, the Audit Committee established a policy for the pre-approval of audit and non-audit services performed for the Company by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to the Company. Prohibited services include bookkeeping, appraisal or valuation services and legal services. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include (i) audit services, including audits of the Company’s subsidiaries and services associated with SEC filings and (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation. The term of any pre-approval is 12 months and shall be subject to specific budgeted amounts or ratios as may be determined from time to time by the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services which were addressed in the pre-approval policy, but exceed any pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the Audit Committee. The Audit Committee will not delegate its responsibilities concerning pre-approval of services to management. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for services performed to date. Management is required to report to the Audit Committee its engagement of the independent auditors to perform any of the services specifically pre-approved in the policy. The engagement terms and fees related to the Company’s annual audit remain subject to the specific approval of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and SEC Rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their initial ownership, and changes in that ownership, with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on its review of copies of such reports received by the Company and written representations of such reporting persons, the Company believes that during fiscal year 2006, all of its directors and executive officers complied with such SEC filing requirements.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board of Directors nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Stockholders Sharing the Same Address

‘‘Householding’’ of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by oral or written request to the Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109; telephone (817) 735-8793.

FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC (excluding exhibits) is being mailed together with this Proxy Statement. A copy of any Exhibit may be requested by any person in writing by addressing the request to the Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109, and stating that such person is a beneficial owner of Common Stock of the Company. A charge equal to the reproduction cost of such exhibit will be made. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which the Company files periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street, NE., Room 1580, Washington, D.C. 20549, or on the Internet at www.sec.gov. A copy of the Company’s Annual Report on Form 10-K is also accessible on the Company’s website at http://www.uniondrilling.com.

The Company’s Standards of Integrity, the Audit Committee’s Charter and the Corporate Governance and nominating Committee’s charter are also all accessible by following the links to ‘‘Corporate Governance’’ on the Company’s website. The Company will furnish copies of such documents without charge to any person requesting such documents in writing addressed to the Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, TX 76109, and stating that such person is a beneficial owner of Common Stock of the Company.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders must send notice of the proposal to the Company’s Secretary at its principal executive offices, 4055 International Plaza, Suite 610, Fort Worth, TX 76109, so that the Company receives that notice by no later than January 7, 2008, unless the date of the Company’s 2008 Annual Meeting of Stockholders is more than 30 days from the anniversary date of the Company’s 2007 Annual Meeting of Stockholders, in which case the deadline is a reasonable time before the Company prints and mails its proxy materials for the 2008 Annual Meeting of Stockholders. If you submit a stockholder proposal, you must provide your name and record address, the number of shares of Common Stock you hold beneficially, the date or dates on which you acquired those shares, and documentary support for any claim of beneficial ownership.

In addition, the Company’s Amended and Restated Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. In general, the procedure provides that stockholders must submit proposals to the Company containing certain information specified in the Company’s Amended and Restated Bylaws not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, in order to be brought before our 2008 Annual Meeting of Stockholders, any such proposal must be submitted so that the Company receives the proposal no later than the close of business on March 9, 2008. Stockholders should submit any such proposals to the Company’s Secretary at Union Drilling, Inc. 4055 International Plaza, Suite 610, Fort Worth, TX 76109. These requirements are in addition to the SEC’s requirements that a stockholder must comply with to have a stockholder proposal included in our proxy statement. As to all such matters which the Company does not have notice on or prior to March 9, 2008, discretionary authority shall be granted to the persons designated in the Company’s proxy related to 2008 Annual Meeting to vote on such proposal.

By Order of the Board of Directors
A.J. Verdecchia Vice President, Chief Financial Officer, Treasurer and Secretary

4055 International Plaza, Suite 610, Fort Worth, TX 76109
May 2, 2007

c/o National City Bank Shareholder Service Operations LOC 5352 P. O. Box 94509 Cleveland, OH 44101-4509

your vote is important

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

Union Drilling, Inc.

Proxy Solicited on Behalf of the Board of Directors of union drilling, inc. for
 Annual Meeting of stockholders on June 12, 2007

The undersigned hereby constitutes and appoints Christopher D. Strong and A.J. Verdecchia, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the Common Stock of Union Drilling, Inc. held of record by the undersigned on April 20, 2007 as if personally present at the Annual Meeting of Stockholders to be held on June 12, 2007 and any adjournment or postponement thereof, as designated on reverse side.

Dated: , 2007

Signature

Signature, if held jointly
Please sign exactly as your name or names appear on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.

please mark, sign, date and return the proxy card promptly using the enclosed envelope

↓  Please fold and detach card at perforation before mailing.  ↓

UNION DRILLING, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNION DRILLING, INC. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED ‘‘FOR’’ EACH OF THE PROPOSALS BELOW AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING.

1.	Election of Directors:

Class I Nominees (to serve a one-year term):	T.J. Glauthier	Howard I. Hoffen

FOR all nominees listed above	WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above

To withhold authority for any individual nominee, write the name of such nominee in the space provided below.

2.	To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN

I plan to attend this meeting.

I consent to receive certain future investor communications in a single package per household.